Company Contact:
Investor Relations
408 248 6000 ext. 198
ir@petairways.com

Investor Contact:
Laurel Moody
Corporate Profile
646 810 0608
lmoody@corporateprofile.com

The PAWS Pet Company Beats Expectations, Reports Third Quarter 2011 Revenues Increase by
62% to $577,000;  Reports Gross Profit of $213,000

San Jose, CA – November 14, 2011 -  The PAWS Pet Company, Inc. (OTCQB: PAWS.PK) or “the Company”, the innovative pet services company, reported record financial results for the third quarter ended September 30, 2011, including significant revenue increases for the three and nine-months period, first-time gross profits and net income for the three months ended September 30, 2011.

“Our Pet Airways subsidiary continued revenue growth in the third quarter of 2011, and we are pleased to report a positive gross profit of $213,751, one quarter ahead of guidance,” commented Andrew Warner, President and CFO of The PAWS Pet Company. “Our positive gross profits were driven by flight schedule optimizations implemented this quarter.”

Highlights for the Third Quarter Ended September 30, 2011

•	Revenue for the third quarter of 2011 increased 63% to $578,000 compared to $356,000 in the third quarter of 2010.

•	Revenues for the nine months ended September 30, 2011 jumped by 71% to $1,490,000 compared to $873,000 in the nine months ended September 30, 2010.

•	Gross profit for the third quarter of 2011 was $214,000 or 37% of revenues compared to a gross margin loss of $(235,000) in the third quarter of 2010.

•
Net income for the third quarter of 2011 was $6.4 million or $0.14 per common share, including $7.2 million in non-cash warrant liability benefit associated with the Socius financing, compared to net loss of $2.2 million or $0.06 per common share in the third quarter of 2010.

Dan Wiesel, Chairman and CEO of The PAWS Pet Company, added, “We are excited to report results that exceeded our expectations for the third quarter. As we move toward 2012, we look forward to further expansion and growth"

Updated Guidance

Based on our ability to meet the conditions of the Socius agreement, or raise significant additional capital from other sources during the remainder of 2011 to fund our growth, and other operating assumptions detailed in the Form 8-K filed with the SEC on March 8, 2011, the Company now expects full year 2011 revenues to grow between 15% and 30% compared to full year 2010 revenues. The Company expects continued revenue growth and positive gross margins in 2012, and to be breakeven on a cash basis in the fourth quarter of 2012.

About The PAWS Pet Company

The PAWS Pet Company, Inc. provides innovative pet services. It’s wholly owned subsidiary Pet Airways is the only airline specifically designed for the safe and comfortable transportation of pets. Pet Airways' Pawsengers™ travel in the specially equipped main cabin of its planes - where pets are continuously monitored by an In-Flight Pet Attendant and the climate is controlled for maximum pet comfort. With Pet Airways, pet parents can be assured their pets will be treated with tender, loving care by pet professionals throughout the journey. The airline launched flight operations in 2009 and serves coast-to-coast destinations across the United States.

For more information on PetAirways, go to www.petairways.com.

For more information on The PAWS Pet Company go to www.thepawspetcompany.com

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts, including, without limitation, statements regarding future financial position, business strategy, budgets, projected sales, projected costs, and management objectives, are forward-looking statements.  Terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," “illustrates”, or "believes" or the negative thereof, any variation thereon or similar terminology are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely from the results proposed in such statements.  Important factors that could cause actual results to differ from our expectations include, but are not limited to: the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our business plan; our ability to control costs; our ability to attract and retain customers; transportation demand; general economic conditions; costs of aviation fuel; competitive pricing pressures; governmental regulation; weather conditions; and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption "Risk Factors" in the Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 8, 2011 and other filings with the SEC.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by the foregoing cautionary statements. We assume no duty to update or revise our forward-looking statements based on changes

Tables Follow –

THR PAWS PET COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$23,805	$1,511,057
Receivables and prepaid expenses	80,789	242,488
Deferred financing fees	427,073	-

Total current assets	531,667	1,753,545

Property and equipment, net	172,232	129,959

Other non-current assets	24,779	30,787

Total assets	$728,678	$1,914,291

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities:
14% debenture	$-	$250,000
Accounts payable and accrued expenses	889,561	892,375
Unearned revenue	148,220	125,603
Derivative warrant liability	6,143,013	-

Total current liabilities	7,180,794	1,267,978

Non-current liabilities:
Convertible debentures, net of debt discount	257,690	304,193

Total liabilities	7,438,484	1,572,171

Commitments and contingencies	-	-

Stockholders' (deficit) equity	(6,709,806)	342,120

Total liabilities and stockholders’ (deficit) equity	$728,678	$1,914,291

THE PAWS PET COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In dollars, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Revenue	$577,691	$356,057	$1,489,450	$872,594

Cost of revenue	363,940	590,871	1,530,393	1,164,477

Gross income (loss)	213,751	(234,814)	(40,943)	(291,883)

Operating expense:

Sales, general and administrative	900,278	1,862,228	2,788,147	2,274,393

Loss from operations	(686,527)	(2,097,042)	(2,829,090)	(2,566,276)

Other income (expense), net:
Interest expense, net	(82,118)	(73,703)	(569,092)	(80,292)
Loss on extinguishment of debt	-	-	(571,122)	-
Derivative warrant valuation, net	7,166,847	-	(5,673,012)	-

Net income (loss) before income taxes	6,398,202	(2,170,745)	(9,642,316)	(2,646,568)

Provision (benefit) for income taxes	-	-	-	-

Net income (loss)	$6,398,202	$(2,170,745)	$(9,642,316)	$(2,646,568)

Net income (loss) per share, basic	$0.14	$(0.06)	$(0.23)	$(0.09)

Weighted average shares used in calculation of basic net loss per share	44,750,634	34,244,506	41,864,799	30,843,566

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